                                                                    EXHIBIT 2.2





                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                                NETLIBRARY, INC.,

                                       AND

                                 METATEXT, INC.




                                 MARCH 29, 2000

                                TABLE OF CONTENTS

                                                                                                             Page
SECTION 1.        Purchase and Sale of Assets..................................................................1
                  1.1  Purchase and Sale of Assets.............................................................1
                  1.2  Excluded Assets.........................................................................2
                  1.3  Assumption of Liabilities...............................................................3
                  1.4  Purchase Price..........................................................................3
                  1.5  Closing; Closing Date...................................................................4
                  1.6  Liquidation of MetaText.................................................................4
                  1.7  Escrow..................................................................................4
                  1.8  Seller Stock Options....................................................................4
                  1.9  Intended Tax Consequences...............................................................4
                  1.10 Taking of Necessary Action; Further Action..............................................5

SECTION 2.        Representations and Warranties of Seller.....................................................5
                  2.1   Organization; Subsidiaries.............................................................5
                  2.2   Articles of Organization; Bylaws; Minute Books.........................................6
                  2.3   Capital Structure......................................................................6
                  2.4   Authority..............................................................................6
                  2.5   No Conflicts; Required Filings and Consents............................................7
                  2.6   Financial Statements...................................................................7
                  2.7   Absence of Undisclosed Liabilities.....................................................7
                  2.8   Absence of Certain Changes.............................................................8
                  2.9   Litigation.............................................................................9
                  2.10  Restrictions on Business Activities...................................................10
                  2.11  Permits and Authorizations; Compliance with Laws......................................10
                  2.12  Title to Property.....................................................................10
                  2.13  Intellectual Property.................................................................11
                  2.14  Environmental Matters.................................................................12
                  2.15  Taxes.................................................................................14
                  2.16  Employee Benefit Plans................................................................15
                  2.17  Certain Agreements Affected by the Sale...............................................17
                  2.18  Employee Matters......................................................................17
                  2.19  Material Contracts....................................................................17
                  2.20  Interested Party Transactions.........................................................18
                  2.21  Insurance.............................................................................18
                  2.22  Brokers' and Finders' Fees............................................................18
                  2.23  Accounts Receivable...................................................................18
                  2.24  Customers and Suppliers...............................................................18
                  2.25  Representations Complete..............................................................18

SECTION 3.        Representations and Warranties of the Seller Shareholders...................................19
                  3.1   Investment Representations............................................................19

SECTION 4.        Representations and Warranties of Purchaser.................................................20
                  4.1   Organization, Standing and Power; Capitalization......................................21
                  4.2   Authority.............................................................................21
                  4.3   No Conflict; Required Filings and Consents............................................22
                  4.4   Absence of Undisclosed Liabilities....................................................22
                  4.5   Absence of Certain Changes............................................................22
                  4.6   Litigation............................................................................23
                  4.7   Permits and Authorizations............................................................23
                  4.8   Compliance With Laws..................................................................23
                  4.9   Broker's and Finders' Fees............................................................23
                  4.10  Purchaser Stock.......................................................................24
                  4.11  Restrictions on Business Activities...................................................24
                  4.12  Financial Statements..................................................................24
                  4.13  Title to Property.....................................................................24
                  4.14  Employee Matters......................................................................25
                  4.15  Interested Party Transactions.........................................................25
                  4.16  Minute Books..........................................................................25
                  4.17  Representations Complete..............................................................25

SECTION 5.        Additional Agreements.......................................................................26
                  5.1   Non-Competition Agreements............................................................26
                  5.2   Options and Warrants..................................................................26
                  5.3   Lock-Up Agreements; Manner of Sale Requirements.......................................26
                  5.4   Employment Agreements; Restricted Stock Agreements....................................26
                  5.5   Shareholders' Representative..........................................................26

SECTION 6.        Conditions to the Sale......................................................................26
                  6.1   Conditions to Obligations of Each Party to Effect the Sale............................26
                  6.2   Additional Conditions to Obligations of Seller........................................27
                  6.3   Additional Conditions to the Obligations of Purchaser.................................28

SECTION 7.        Termination, Amendment and Waiver...........................................................30
                  7.1   Termination...........................................................................30
                  7.2   Effect of Termination.................................................................31
                  7.3   Expenses and Termination Fees.........................................................31
                  7.4   Amendment.............................................................................31

SECTION 8.        Escrow and Indemnification..................................................................31
                  8.1   Survival of Covenants, Representations and Warranties.................................31
                  8.2   Indemnification and Damages...........................................................31
                  8.3   Damages Cap and Threshold.............................................................32

SECTION 9.        Post Closing Covenants......................................................................32
                  9.1   Best Efforts and Further Assurances...................................................32
                  9.2   Consents; Cooperation.................................................................32
                  9.3   Access to Information.................................................................33

                  9.4   Public Disclosure; Confidentiality....................................................33
                  9.5   Purchase of Purchaser Common Stock in Initial Public Offering.........................33
                  9.6   Taxes.................................................................................33
                  9.7   Liquidation of Seller.................................................................33
                  9.8   Use of Seller Name....................................................................34
                  9.9   Release of Security Interests.........................................................34
                  9.10  Allocation of Consideration...........................................................34

SECTION 10.       General Provisions..........................................................................34
                  10.1  Notices...............................................................................34
                  10.2  Interpretation........................................................................35
                  10.3  Counterparts..........................................................................36
                  10.4  Entire Agreement; Nonassignability; Parties in Interest...............................36
                  10.5  Severability..........................................................................36
                  10.6  Remedies Cumulative...................................................................36
                  10.7  Governing Law.........................................................................36
                  10.8  Rules of Construction.................................................................36
                  10.9  Amendments and Waivers................................................................37

EXHIBITS

        A   Seller Shareholder Consideration
        B   Escrow Agreement
        C   Selling Shareholder Addresses
        D   Non-Competition Agreement
        E   Employment Agreement
        F   Restricted Stock Agreement
        G   Opinion of netLibrary Counsel
        H   Opinion of Seller's Counsel

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is made and entered into as of March 29, 2000, by and among netLibrary, Inc., a Delaware corporation ("Purchaser"), and MetaText, Inc., a Florida corporation ("Seller"), and the persons identified as shareholders on the signature pages hereof (collectively, the "Seller Shareholders," and each a "Seller Shareholder").


                                    RECITALS

         A. Seller is engaged in the business of converting high-quality content into the form of digital textbooks and distributing and providing access to digital textbooks to students and professors through the Internet (the "Business").

         B. The Boards of Directors of Seller and Purchaser and the Seller Shareholders believe it is in the best interests of their respective companies that Seller sell, transfer and assign to Purchaser and Purchaser purchase and acquire from Seller substantially all of the assets of Seller related to the Business (the "Sale") and, in furtherance thereof, have approved the Sale.

         C. As consideration for the Sale, Seller shall receive shares of the $.001 par value Common Stock of Purchaser (the "Purchaser Common Stock") and shares of the $.001 par value Series D Preferred Stock of Purchaser (the "Purchaser Series D Stock" and, together with the Purchaser Common Stock the "Purchaser Stock"), which upon the liquidation of Seller shall be distributed to the Seller Shareholders in the amounts and on the terms set forth herein.

         D. Seller, Purchaser and the Seller Shareholders desire to make certain representations and warranties and other agreements in connection with the Sale.

         E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Sale to qualify as a reorganization under the provisions of Sections 368(a)(1)(C) of the Code. This Agreement shall constitute a plan of reorganization under such section.

                                    AGREEMENT

         The parties hereby agree as follows:

SECTION 1

1. PURCHASE AND SALE OF ASSETS.

         1.1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.5(a)), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and pay for all right, title and interest of Seller in and to the business, properties, assets and rights of any kind, whether tangible or intangible, and constituting, or used or useful in connection with, or related to the Business (the "Assets") free and clear of all mortgages, liens, pledges, charges, security interests or any other encumbrance of any nature whatsoever ("Liens"), except for Excluded Assets (as defined in Section 1.2) which Assets shall include, without limitation, all of Seller's right, title and interest in and to the following:

               (a) All Intellectual Property (as defined in Section 2.13) used in or useful to the conduct of the Business, including without limitation, those items listed but not exhaustively described on Section 2.13 of Seller Disclosure Schedule;

               (b) All contracts, agreements, contract rights, license agreements, purchase and sales orders, quotations and other executory commitments of Seller entered into in connection with the conduct of the Business, including without limitation, those contracts listed on Section 2.19 of the Seller Disclosure Schedule (the "Contracts");

               (c) All accounts receivable, notes or other securities and accounts of Seller;

               (d) All computer programs, computer equipment and related software and software licenses, office equipment, furniture and other personal property, whether tangible or intangible, including without limitation, the property listed, but not exhaustively described, on Sections 2.13 and Section 2.12(b) of Seller Disclosure Schedule;

               (e) All books of account, customer and supplier lists including addresses, drawings, files, papers and records of Seller;

               (f) All deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund relating to Seller;

               (g) All claims, rights and causes in action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the Assets;

               (h) All licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller necessary or incidental to the conduct of the Business (to the extent the same are transferable);

               (i) All fixed assets, inventory and leasehold improvements; and

               (j) All goodwill, if any, associated with the Assets, in particular, or Seller, in general.

         1.2. EXCLUDED ASSETS. The following assets shall be "Excluded Assets" retained by Seller and shall not be sold or assigned to Purchaser:

               (a) the corporate seal, articles of incorporation, minute books, stock books, tax returns and other corporate and similar records of Seller;

               (b) the rights that accrue or will accrue to Seller under this Agreement;

               (c) the rights to any claims or any tax credits or tax attributes belonging to Seller; and

               (d) the cash of Seller.

         1.3. ASSUMPTION OF LIABILITIES.

               (a) Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to (i) assume and pay, perform and discharge as and when due the Closing Liabilities of Seller reflected on the Closing Statement (as each term is defined in Section 1.4(b)), (ii) assume the debt equal to $1,185,000 owed by Seller to Dan Broughton (the "Shareholder Debt") and within two days of the Closing to pay, perform and discharge the Shareholder Debt, and
(iii) assume and agree to perform and discharge when due all of the liabilities and obligations under the Contracts listed on Schedule 2.19 of the Seller Disclosure Schedule that are to be performed on or after the Closing Date (as defined in Section 1.5) (the "Assumed Liabilities").

               (b) Except for the Assumed Liabilities and as may be expressly provided for in this Agreement, Purchaser shall not assume and Seller shall not assign to Purchaser and Seller shall remain liable for any liability, obligation, guaranty, indebtedness, claim, loss, cost, expense or responsibility, direct or indirect, absolute or contingent, of Seller including without limitation (i) any amount of principal and interest owed by Seller to Dan Broughton exceeding $1,185,000, (ii) taxes with respect to or attributable to the Assets for all taxable periods through the Closing Date, (iii) any liabilities associated with the Excluded Assets, (iv) any expenses and costs arising from this transaction, and (iv) any other liabilities of Seller not specifically assumed by Purchaser (the "Excluded Liabilities").

         1.4. PURCHASE PRICE.

               (a) The total purchase price under this Agreement shall be sum of $5,000,000 payable by (i) $2,721,510 represented by shares of Purchaser Common Stock valued at $17.675 per share and (ii) $2,278,490 represented by shares of Purchaser Series D Stock valued at $17.675 per share plus the amount of $1,185,000 to be paid to discharge the Shareholder Debt.

               (b) At Closing, Seller shall deliver a closing statement of Assumed Liabilities prepared as of the Closing Date (the "Closing Statement") which shall include (i) the Shareholder Debt, (ii) accounts payable shown on the Financial Statements, and (iii) accounts payable incurred in the ordinary course of business consistent with prudent business practices after the date of the Financial Statements (collectively (b)(ii) and (iii) are referred to as the "Closing Liabilities"). Within 90 days after the Closing, Purchaser shall audit the Closing Statement. The Purchase Price shall be decreased for each dollar that the actual Closing Liabilities of Seller at Closing, after a reduction for the accounts receivable of Seller at Closing, exceed the Closing Liabilities set forth on the Closing Statement (the "Consideration Adjustment"). Purchaser shall make a claim against the escrow, as provided for in Section 1.7, for any such Consideration Adjustment.

         1.5. CLOSING; CLOSING DATE.

               (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Section 6 below or at such other time as the parties agree (the "Closing Date"). The Closing shall take place at the offices of Purchaser, or at such other location as the parties agree.

               (b) The Sale will be effected by delivery by the Seller to Purchaser of (i) the Instruments of Transfer (as defined in Section 6.2(p)),
(ii) executed copies of the filings, consents, approvals, notices or waivers, and copies of the instruments transferring, registering or issuing the consents, approvals, permits, licenses, permissions, registration or other authorizations referred to in Section 2.11 hereof, and (iii) such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in Purchaser fill rights, title and interest in and to the Assets, free and clear of all Liens.

               (c) The assumption of the Assumed Liabilities by Purchaser will be effected by delivery by Purchaser to the Seller of the duly executed Instruments of Transfer.

         1.6. LIQUIDATION OF METATEXT. Promptly after the Closing, Seller shall be liquidated and a pro rata share of Purchase Price paid to Seller shall be distributed to the Seller Shareholders. EXHIBIT A identifies each of the Seller Shareholders as of the Closing and the number of shares of Purchaser Common Stock or Purchaser Series D Stock that will be issued to each such shareholder upon the liquidation of Seller, without regard to any adjustment under Sections 1.4(b) or 8.

         1.7. ESCROW. At Closing, 19,093 shares of the Purchaser Common Stock and 15,985 shares of the Purchaser Series D Stock shall be deposited into an escrow account pursuant to the Escrow Agreement attached as EXHIBIT B (the "Escrow Agreement") on a pro rata basis among the Seller Shareholders. The shares represent approximately $618,501 of the Purchase Price and such shares are included in the aggregate numbers of shares described on EXHIBIT B. As provided in the Escrow Agreement, a portion of the Purchaser Stock held pursuant to the Escrow Agreement shall be cancelled and returned to Purchaser, as appropriate to account for amounts covered by the indemnity provisions of
Section 8 below and for any Consideration Adjustment as set forth in Section 1.4(b).

         1.8. SELLER STOCK OPTIONS. All options or warrants to purchase stock or securities of Seller shall be exercised, or shall be extinguished and expire, on or prior to the Closing.

         1.9. INTENDED TAX CONSEQUENCES. The parties intend that the Sale shall constitute a reorganization within the meaning of Section 368 of the Code. Seller and its shareholders shall be solely responsible for all tax planning, and for obtaining advice with respect to the federal and state income tax consequences to Seller and its shareholders of the Sale and all related transactions. Seller and its shareholders are not relying on Purchaser or any advisors to Purchaser for any tax advice with respect to the Sale or related transactions, and shall have no claim against Purchaser or any officers, directors, employees or advisors of Purchaser with respect to any tax consequences of the Sale or any related transactions. Purchaser shall be solely responsible for all tax planning, and for obtaining advice with respect to the federal and state income tax consequences to Purchaser of the Sale and all related transactions. Purchaser is not relying on Seller, its shareholders or any of the advisors of Seller or its shareholders for any tax advice with respect to the Sale or related transactions, and shall have no claim against Seller, its shareholders or any officers, directors, employees or advisors of Seller with respect to any tax consequences of the Sale or any related transactions.

         1.10. TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest (a) Purchaser's full right, title and possession to the Assets purchased from Seller, or (b) the Seller Shareholders with the Purchase Price, the officers and directors of Seller and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

SECTION 2

2. REPRESENTATIONS AND WARRANTIES OF SELLER. For purposes of this Section 2, any reference to a "Material Adverse Effect" with respect to Seller means any event, change or effect that, when taken individually or together with all other changes and effects, is or is reasonably likely to (a) be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Seller, taken as a whole, (b) prevent or materially delay consummation of the Sale or otherwise to prevent Seller from performing its obligations under this Agreement or (c) cause this Agreement not to be legal or enforceable against Seller. For purposes of clause
(a) of this definition and without limiting the generality of the foregoing, any event, effect or change that individually or in the aggregate with respect to which Seller would reasonably be expected to have damages being asserted against, imposed upon or sustained by it of $20,000 or more shall constitute a "material adverse" effect or change.

         In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors, employees and consultants of such party reasonably believed to have knowledge of or responsibility for the matter in question.

         Except as disclosed in a document dated as of the date of this Agreement and delivered by Seller to Purchaser prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Seller Disclosure Schedule"), Seller and the Seller Shareholders jointly and severally represent and warrant to Purchaser as follows:

         2.1. ORGANIZATION; SUBSIDIARIES. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Except as set forth in Section 2.1 of the Seller Disclosure Schedule, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

         2.2. ARTICLES OF INCORPORATION; BYLAWS; MINUTE BOOKS. Seller has delivered a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, each as amended to date, to Purchaser. Seller is not in violation of any material provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. The minute books of Seller have been made available to Purchaser, and such minute books contain a true and complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Seller through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. Neither the minutes nor any of the written consents have been amended, rescinded or revoked.

         2.3. CAPITAL STRUCTURE. The authorized capital stock of Seller consists solely of 10,000 shares of Seller Common Stock, $1.00 par value per share, of which 768.0527 shares are issued and outstanding and owned by the Seller Shareholders at the Closing in accordance with Section 2.3 of the Seller Disclosure Schedule. Other than the Seller Common Stock, there is no other class or series of Seller capital stock. There will be at the Closing no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other contracts, commitments, understandings, restrictions, arrangements or agreements of any character relating to the issuance, sale, transfer or voting of any issued or unissued Seller Common Stock or other securities of Seller, including any rights of conversion or exchange under any outstanding securities or other instruments or otherwise obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. All outstanding shares of Seller Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Seller is not party to any phantom stock plans, stock appreciation rights plans, phantom stock agreements or stock appreciation rights agreements.

         2.4. AUTHORITY. Each of Seller and the Seller Shareholders have all requisite corporate power and authority to enter into this Agreement, the Transaction Agreements (as defined in Section 6.1) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller's Board of Directors and shareholders has unanimously approved the Sale and this Agreement. Each of the Agreement and the Transaction Agreements has been duly executed and delivered by Seller and the Seller Shareholders and, assuming due authorization, execution and delivery by Purchaser, constitute valid and binding obligations of Seller and the Seller Shareholders enforceable against Seller and the Seller Shareholders, respectively, in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

         2.5. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by Seller and the Transaction Agreements by the Seller Shareholders do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Seller or (ii) except as set forth in Section 2.5 of the Seller Disclosure Schedule, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller Shareholders, Seller or any of its properties or assets where such conflict, violation or default would have a Material Adverse Effect on Seller or any of its properties or assets. Seller is not in conflict with or in default or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any property or asset of Seller is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or the Seller Shareholders in connection with the execution and delivery of this Agreement by Seller or of the Transaction Agreements by the Seller Shareholders or the consummation by Seller and the Seller Shareholders of the transactions contemplated hereby, except for
(i) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Seller and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

         2.6. FINANCIAL STATEMENTS. Section 2.6 of the Seller Disclosure
Schedule includes a true, correct and complete copy of Seller's unaudited financial statements (balance sheet and statement of operations) for the fiscal year ended December 1999, respectively and for the two (2) month period ended February 29, 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Seller maintains a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis.

         2.7. ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet for the period ended February 29, 2000 (the "Seller Balance Sheet"), (b) those incurred in the ordinary course of business consistent with prudent business practices and not required to be set forth in the Seller Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since December 31, 1999 (the

"Seller Balance Sheet Date") and consistent with prudent business practices and that, if any obligations or liabilities had occurred prior to the Seller Balance Sheet Date, would not be required to be set forth in the Seller Balance Sheet under GAAP and (d) those incurred in connection with the execution of this Agreement. None of the liabilities set forth on the Seller Balance Sheet is subject to any prepayment penalty or similar charge.

         2.8. ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, since the Seller Balance Sheet Date there has not been, occurred or arisen any:

               (a) transaction by Seller except in the ordinary course of business as conducted on that date and consistent with prudent business practices;

               (b) amendments or changes to the Articles of Incorporation or Bylaws of Seller;

               (c) except as otherwise expressly provided in this Agreement, capital expenditure or commitment by Seller, in any individual amount exceeding $10,000, or in the aggregate, exceeding $25,000;

               (d) destruction of, damage to, or loss of any of the Assets (including, without limitation, intangible assets), business or customer of Seller (whether or not covered by insurance) which would constitute a Material Adverse Effect;

               (e) labor trouble or claim of wrongful discharge or other unlawful labor or employment practice or action;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Seller or any revaluation by Seller of any of its assets;

               (g) declaration, setting aside, or payment of a dividend or other distribution in respect to the Seller Common Stock, or any direct or indirect redemption, purchase or other acquisition by Seller of any Seller Common Stock;

               (h) except as otherwise expressly provided in this Agreement, increase in the salary or other compensation payable or to become payable by Seller to any officers, directors, employees, consultants or advisors of Seller, except in the ordinary course of business consistent with prudent business practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person or any former employee, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

               (i) sale, lease, license of other disposition of any of the assets or properties of Seller, except in the ordinary course of business and not in excess of $5,000 in the aggregate;

               (j) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Seller is a party or by which it is bound;

               (k) loan by Seller to any person or entity, or guaranty by Seller of any loan, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with prudent business practices and (ii) trade payables not in excess of $5,000 in the aggregate and in the ordinary course of business, consistent with prudent business practices;

               (l) waiver or release of any right or claim of Seller, including any write-off or other compromise of any account receivable of Seller, in excess of $5,000 in the aggregate;

               (m) commencement or notice or, to the best of Seller's knowledge, threat of commencement of any lawsuit or proceeding against Seller or, to the best of Seller's knowledge, commencement or notice or threat of commencement of any investigation of Seller's affairs;

               (n) notice to Seller or any of its officers, employees or consultants of any claim of ownership by a third party of Seller's Intellectual Property (as defined in Section 2.13 below) or of infringement by Seller of any third party's intellectual property rights;

               (o) issuance or sale by Seller of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities (other than pursuant to the exercise of the outstanding options);

               (p) change in pricing or royalties set or charged by Seller to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Seller; or

               (q) agreement by Seller or any officer or employee on behalf of Seller to do any of the things described in the preceding clauses (a) through
(p) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

         2.9. LITIGATION. Except as set forth on Section 2.9 of the Seller Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Seller, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Seller, threatened against Seller or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Seller. There is no judgment, decree or order against Seller or, to the knowledge of Seller, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Seller. All litigation to which Seller is a party (or, to the knowledge of Seller Shareholders or Seller, threatened to become a party) is disclosed in Section 2.9 of the Seller Disclosure Schedule.

         2.10. RESTRICTIONS ON BUSINESS ACTIVITIES. To the knowledge of Seller, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing or limiting any current or presently planned future business practice of Seller, any acquisition of property by Seller or the overall conduct of business by Seller as currently conducted or currently planned to be conducted by Seller that could reasonably be expected to have a Material Adverse Effect on Seller. To the knowledge of Seller, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.11. PERMITS AND AUTHORIZATIONS; COMPLIANCE WITH LAWS.

               (a) Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders necessary for Seller, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Seller Authorizations") and no suspension or cancellation of any Seller Authorization is pending or, to the best of Seller's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Seller Authorization would not have a Material Adverse Effect on Seller. Seller is not in violation of any Seller Authorizations. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby, will neither cause Seller to be in violation or default under any such Seller Authorization, nor entitle any other party to any such Seller Authorization to terminate or modify such Seller Authorization. Seller is not in conflict with, or in default of any Seller Authorization.

               (b) Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Seller.

               (c) Seller does not market and has not previously marketed its products and services in countries other than the United States.

         2.12. TITLE TO PROPERTY.

               (a) Seller has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Seller Balance Sheet or acquired after the Seller Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Seller Balance Sheet Date in the ordinary course of business consistent with prudent business practices), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens. The property and equipment of Seller that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Seller are reflected in the Seller Balance Sheet to the extent GAAP requires the same to be reflected. Seller does not own or lease any real property.

               (b) Section 2.12(b) of the Seller Disclosure Schedule also sets forth a true, correct and complete list of all equipment and tangible personal property (the "Equipment") owned, leased or used by Seller in connection with the Business by Seller and the location of the Equipment. The Equipment is, taken as a whole, (i) adequate for the conduct of Seller's Business, consistent with its past practice, (ii) in good operating condition (ordinary wear and tear excepted) and (iii) not subject to any Liens.

         2.13. INTELLECTUAL PROPERTY.

               (a) Except as set forth on Section 2.13(a) of the Seller Disclosure Schedule, Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Seller as currently conducted or as proposed to be conducted by Seller, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Seller.

               (b) Section 2.13(b) of the Seller Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Seller product that is material to the Business. To Seller's knowledge, Seller is not in violation of any license, sublicense or agreement described in Section 2.13(b) of the Seller Disclosure Schedule. The execution and delivery of this Agreement by Seller and of the Transaction Agreements by the Seller Shareholders and the consummation of the transactions contemplated hereby and thereby, will neither cause Seller to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 2.13(b) of the Seller Disclosure Schedule, Seller is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

               (c) Except as set forth on Section 2.13(c) of the Seller Disclosure Schedule, all Intellectual Property developed by or for Seller was developed by employees, contractors or consultants of Seller who have assigned to Seller all rights, title and interest in any intellectual property created by the employees, former employees, consultants or contractors. To Seller's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Seller, any trade secret material to Seller or any Intellectual Property right of any third party to the extent licensed by or through Seller, by any third party, including any employee or former employee of Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or advertising agreements and supplier agreements arising in the ordinary course of business consistent with prudent business practices.

               (d) Seller is not, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Seller.

               (e) All patents, registered trademarks, service marks and copyrights held by Seller are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Seller. Seller has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To Seller's knowledge, neither the conduct of the Business currently conducted or proposed to be conducted nor the manufacture, sale, licensing or use of any of the products of Seller as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Seller of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller. All registered trademarks, service marks and copyrights held by Seller are valid and existing. To Seller's knowledge, no third party is challenging the ownership by Seller, or the validity or effectiveness of, any of the Intellectual Property. Seller has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the best of Seller's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Seller, except such as may have been commenced by Seller. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which Seller is a party.

         2.14. ENVIRONMENTAL MATTERS.

               (a) The following terms shall be defined as follows:

                              (i) "Environmental and Safety Laws" shall mean any
               federal, state or local laws, ordinances, codes, regulations, rules, policies, common law and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, address the remediation of, require reporting with respect to, or list or define solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public, including but not limited to the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog thereof.

                              (ii) "Hazardous Materials" shall mean any toxic or
               hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos.

                              (iii) "Property" shall mean all real property
               leased or owned by Seller either currently or in the past.

                              (iv) "Facilities" shall mean all buildings and
               improvements on the Property.

                              (v) "Release" shall have the meaning set forth in
               CERCLA.

               (b) Seller represents and warrants as follows:

                              (i) no methylene chloride, polychlorinated
               biphenyls, formaldehyde, urea formaldeyhde, or asbestos is or has been contained in, stored, used, or otherwise located at, in, on, or under the Property or the Facilities;

                              (ii) Seller has complied and is in compliance with
               all Environmental and Safety Laws;

                              (iii) there are no pending or, to the best of
               knowledge of Seller, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither Seller, nor any officer, director, consultant or shareholder thereof has received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices relating to Hazardous Materials or any actual, alleged, or potential violations of or liabilities under any Environmental and Safety Laws;

                              (iv) no authorization, notification, recording,
               filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental and Safety Law in order to consummate the transaction contemplated hereby;

                              (v) Seller has all Seller Authorizations required
               under Environmental and Safety Laws and is and has been in full compliance with the terms and conditions of the same, all of which are in full force and effect, and none of which require the consent, notification, or other action of any person in order to remain in full force and effect following consummation of the transaction contemplated hereby;

                              (vi) Seller has no liability, known or unknown,
               contingent or non-contingent, under any Environmental and Safety Laws, and is not responsible for the liabilities under Environmental and Safety Laws of any other person, by contract, by operation of law, or otherwise; and

                              (vii) Seller has furnished to Purchaser true and
               complete copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to Seller's compliance with Environmental and Safety Laws. Any information Seller has furnished to Purchaser concerning the environmental history relating to compliance with Environmental and Safety Laws is accurate and complete.

         2.15. TAXES.

               (a) Seller (and any predecessor of Seller) is and at all times during its existence has been, a validly electing S Corporation within the meaning of Section 1361 and 1362 of the Code for federal income tax purposes.

               (b) Seller has timely filed or caused to be filed with the appropriate federal, state and local governmental authority all tax returns, declarations, reports, forms, estimates and any other related information ("Returns") required to be filed with respect to or attributable to Seller and each such Return is true, complete and correct in all respects, and has made available to representatives of Purchaser copies of all Returns filed by or on behalf of Seller since its inception. All taxes and charges of any kind, including interest and penalties ("Taxes"), shown to be due on such Returns, all Taxes required to be paid by or on behalf of Seller, and all Taxes required to be withheld by or with respect to Seller and with respect to transactions involving shareholders for any period prior to the Closing Date have been timely paid or, if applicable, withheld and paid to the appropriate governmental authority. There are (i) no deficiencies or assessment of Taxes from any taxing authority with respect to or attributable to Seller, and (ii) no ongoing audits or examinations of any of the Returns relating to or attributable to Seller. Seller has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to or attributable to Seller.

               (c) Seller has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G. Seller has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

               (d) Seller is not a party to any tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group filing a consolidated federal income Return or (ii) has no liability for the Taxes of any person (other than Seller) under Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         2.16. EMPLOYEE BENEFIT PLANS.

               (a) Except as set forth in Section 2.16 of the Seller Disclosure Schedule, Seller (i) does not maintain or ever has maintained any Plan or Other Arrangement as defined below, (ii) is or ever has been a party to any Plan or Other Arrangement or (iii) has obligations under any Plan or Other Arrangement.

               (b) Seller has furnished to Purchaser true and complete copies of each of the following documents: (i) documents setting forth the terms of each Plan; (ii) all related trust agreements or annuity agreements (and any other funding document) for each Plan; (iii) for the most recent plan year, the annual report (Form 5500 series) on each Plan that has been filed with any governmental agency; (iv) the current summary plan description and subsequent summaries of material modifications for each Title IV Plan; and (v) all IRS rulings, opinions or technical advice relating to any Plan and all correspondence relating to the request for and receipt of each ruling, opinion or technical advice.

               (c) No Plan is a Multiemployer Plan.

               (d) No Plan is an ESOP.

               (e) No Plan is a Defined Benefit Plan.

               (f) Seller has made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement and has taken no action (including, without limitation, actions required by any law) relating to any Plan or Other Arrangement that will increase Seller's or Purchaser's obligation under any Plan or Other Arrangement.

               (g) Seller has complied with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits, and all premiums and assessments relating to all Plans or Other Arrangements. Seller has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. Seller has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any law governing any Plan, and, to the knowledge of Seller, no facts exist that could give rise to such a claim.

               (h) With respect to each Plan, Seller complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993, as amended, and the regulations thereunder.

               (i) Definitions:

"Defined Benefit Plan"        means a Plan that is or was a "defined benefit
                              plan" as such term is defined in Section 3(35) of ERISA.

"DOL" means the United States Department of Labor or its successors.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all laws promulgated pursuant thereto or in connection therewith.

"ESOP"                        means employee stock option plan.

"Multiemployer Plan"          means a "multiemployer plan" as such term is
                              defined in Section 3(37) of ERISA.

"Other Arrangement"           means a benefit program or practice providing for
                              bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit
                              (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

"Pension Plan"                means an "employee pension benefit plan" as such
                              term is defined in Section 3(2) of ERISA.

"Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Seller; (ii) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder.

"Qualified Plan"              means a Pension Plan that satisfies, or is
                              intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code.

         2.17. CERTAIN AGREEMENTS AFFECTED BY THE SALE. Neither the execution and delivery of this Agreement, the Transaction Agreements, nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee, former employee or consultant of Seller, (b) materially increase any benefits otherwise payable by Seller or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         2.18. EMPLOYEE MATTERS. Seller is in compliance in all respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices and is not engaged in any unfair labor practice. There are no pending claims against Seller under any workers compensation plan or policy or for long term disability. Seller has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the best of knowledge of Seller, threatened, between Seller and any of its employees or former employees, including but not limited to any claims of wrongful discharge or sexual harassment, which controversies have or could reasonably be expected to have a Material Adverse Effect on Seller. Seller is not party to any collective bargaining agreement or other labor unions contract nor does Seller know of any activities or proceedings of any labor union or other group to organize any such employees.

         2.19. MATERIAL CONTRACTS.

               (a) Section 2.19(a) of the Seller Disclosure Schedule contains a list of all contracts, arrangements, licenses and agreements to which Seller is a party and that are material to the Business, results of operations, or condition (financial or otherwise), of Seller (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the Seller Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Without limiting the generality of the foregoing, the Material Contracts include (i) all agreements for the development of Intellectual Property; (ii) all agreements with publishers or proprietors of books or other materials authorizing Seller to distribute, license or otherwise make available to Seller's customers access to such books or other information and (iii) all agreements with customers of Seller granting rights to read or otherwise have access to books or other materials over the Internet.

               (b) Each Material Contract is a legal, valid and binding agreement, and to Seller's knowledge of the other parties thereto, and none of the Material Contracts is in default by its terms or has been canceled by the other party; Seller is not in receipt of any claim of default under any such agreement and Seller does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Sale or otherwise. Seller has furnished Purchaser with true and complete copies of all Material Contracts together with all amendments, waivers or other changes thereto.

         2.20. INTERESTED PARTY TRANSACTIONS. Except as otherwise disclosed on the Financial Statements or on Section 2.20 of the Seller Disclosure Schedule, Seller is not indebted to any director, officer, employee, former employee, consultant or agent of Seller (except for amounts due as normal salaries and bonuses), and no such person is indebted to Seller.

         2.21. INSURANCE. Seller has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Seller and has made available to representatives of Seller copies or summaries of all such policies. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in compliance with the terms of such policies and bonds. Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.22. BROKERS' AND FINDERS' FEES. Except as set forth on Section 2.22 of the Seller Disclosure Schedule, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.23. ACCOUNTS RECEIVABLE. Seller has made available to Purchaser a list of all accounts receivable of Seller reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice. All Accounts Receivable of Seller arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

         2.24. CUSTOMERS AND SUPPLIERS. To the knowledge of Seller, as of the date hereof and except as set forth on Section 2.24 of the Seller Disclosure Schedule, no customer which individually accounted for more than ten percent (10%) of Seller's gross revenues during the 12-month period preceding the date hereof, and no supplier of Seller has canceled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminate its relationship with Seller, or has decreased materially its services or supplies to Seller in the case of any such supplier, or its usage of the services or products of Seller in the case of such customer, and no such supplier or customer intends to cancel or otherwise terminate its relationship with Seller or to decrease materially its services or supplies to Seller or its usage of the services or products of Seller, as the case may be. Without limiting the generality of this
Section 2.24, no supplier of books or other information to Seller for delivery to Seller's customers over the internet, and no customer of Seller acquiring rights to read or have access to books or other information provided by Seller over the Internet, has terminated its relationship with Seller, or materially decreased the business conducted with Seller, and no such supplier or customer has given notice to Seller of any intent to terminate or reduce such business activity.

         2.25. REPRESENTATIONS COMPLETE. Seller has delivered or made available true and complete copies of each document, which has been requested by Purchaser or its counsel in connection with their legal and accounting review of Seller. To the knowledge of Seller, none of the representations or warranties made by Seller and the Seller Shareholders herein or in any Schedule hereto, including the Seller Disclosure Schedule, or certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 3


3. REPRESENTATIONS AND WARRANTIES OF THE SELLER SHAREHOLDERS. Each of the Seller Shareholders severally and not jointly represents and warrants to Purchaser as follows:

         3.1. INVESTMENT REPRESENTATIONS. The Seller Shareholder receiving Purchaser Stock understands that the Purchaser Stock and the Conversion Shares (as defined in Section 4.10) have not been registered under the Securities Act of 1933 (the "Securities Act"). The Seller Shareholder also understands that the Purchaser Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Seller Shareholder's representations contained in this Agreement.

               (a) SELLER SHAREHOLDER BEARS ECONOMIC RISK. The Seller Shareholder either alone, or together with advisors and representatives, has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that the Seller Shareholder is capable of evaluating the merits and risks of the Seller Shareholder's investment in Purchaser and has the capacity to protect the Seller Shareholder's own interests. The Seller Shareholder must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. The Seller Shareholder understands that Purchaser has no present intention of registering the Shares or the Conversion Shares. The Seller Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Seller Shareholder to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times the Seller Shareholder might propose.

               (b) ACQUISITION FOR OWN ACCOUNT. The Seller Shareholder is acquiring the Shares and the Conversion Shares for the Seller Shareholder's own account solely for the purpose of investment, and not with a view towards their distribution.

               (c) SELLER SHAREHOLDER CAN PROTECT HIS INTEREST. The Seller Shareholder represents that by reason of his or her business or financial experience, or by reason of discussing the proposed investment with advisors and representatives who have such experience, the Seller Shareholder has the capacity to protect his or her own interests in connection with the transactions contemplated in this Agreement and the Transaction Agreements. Further, the Seller Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

               (d) ACCREDITED INVESTOR. Each Seller Shareholder (other than Paula Lindrum) represents that he is an accredited investor within the meaning of Regulation D of the Securities Act.

               (e) PURCHASER INFORMATION. The Seller Shareholder has received and read the Financial Statements and has had an opportunity to discuss Purchaser's business, management and financial affairs with directors, officers and management of Purchaser and has had the opportunity to review the Purchaser's operations and facilities. The Seller Shareholder has also had the opportunity to ask questions of and receive answers from, Purchaser and its management regarding the terms and conditions of this investment and the Seller Shareholder desires no additional information with respect to Purchaser and this investment.

               (f) RULE 144. The Seller Shareholder acknowledges and agrees that the Purchaser Stock, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Seller Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Purchaser, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

               (g) RESIDENCE. The address of the Seller Shareholders are set forth on EXHIBIT C.


SECTION 4

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         For purposes of this Section 4, any reference to a "Material Adverse Effect" with respect to Purchaser means any event, change or effect that, when taken individually or together with all other changes and effects, is or is reasonably likely to (a) be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Purchaser, taken as a whole, (b) prevent or materially delay consummation of the Sale or otherwise to prevent Purchaser from performing their respective obligations under this Agreement or (c) cause this Agreement not to be legal or enforceable against Purchaser. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, any event, effect or change that individually or in the aggregate with respect to which Purchaser would reasonably be expected to have damages being asserted against, imposed upon or sustained by it of $250,000 or more shall constitute a "material adverse" effect or change.

         Except as disclosed in a document dated as of the date of this Agreement and delivered by Purchaser to Seller prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to Seller as follows:

4.1.     ORGANIZATION, STANDING AND POWER; CAPITALIZATION.

               (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Purchaser. Purchaser has delivered to Seller a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Purchaser, each as amended to date. Purchaser is not in violation of any material provisions of its Certificate of Incorporation or Bylaws.

               (b) The authorized, issued and outstanding capital stock of Purchaser as of the date of this Agreement, consists of (a) thirty-five million (35,000,000) shares of Purchaser Common Stock, par value $.001 per share, five million one hundred forty-nine thousand five hundred ninety-eight (5,149,598) shares of which are issued and outstanding and five million twenty-one thousand six hundred sixty-six (5,021,666) shares of which are reserved for issuance to employees pursuant to the Purchaser's Stock Option Plan, (b) five million two hundred fifty thousand (5,250,000) shares of Purchaser's Series A Preferred Stock, par value $.001 per share (the "Series A Stock"), five million two hundred twenty-five thousand (5,225,000) of which are issued and outstanding,
(c) six million eight hundred twenty-eight thousand one hundred seventy-six (6,828,176) shares of Purchaser's Series B Preferred Stock, par value $.001 per share (the "Series B Stock"), six million eight hundred twenty-eight thousand one hundred seventy-six (6,828,176) shares of which are issued and outstanding,
(d) five million seven hundred twenty-six thousand five hundred seventy-four (5,726,574) shares of Purchaser's Series C Preferred Stock, par value $.001 per share (the "Series C Stock"), five million seven hundred twenty-six thousand five hundred seventy-four (5,726,574) of which are issued and outstanding and
(e) two million twenty-five thousand (2,025,000) shares of Purchaser Series D Stock, par value $.001 per share ("Series D Stock"), eight hundred fifty-six thousand seven hundred ninety-seven (856,797) of which are issued and outstanding. (Series A Stock, Series B Stock, Series C Stock and Purchaser Series D Stock is collectively referred to as "Purchaser Preferred Stock.") All issued and outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in
Section 4.1 of the Purchaser Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind, written or oral, for the purchase or acquisition from Purchaser of any of its securities.

         4.2. AUTHORITY. Purchaser has all requisite corporate power and authority to enter into this Agreement, the Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the Transaction Agreements has been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by Seller and Seller Shareholders, constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

         4.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement and the Transaction Agreements by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any material violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets, where such conflict, violation or default would have a Material Adverse Effect on Purchaser or its properties or assets.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Transaction Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for (i) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (ii) such consents previously obtained, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Purchaser and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

         4.4. ABSENCE OF UNDISCLOSED LIABILITIES. Purchaser has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet for the period ended December 31, 1999 (the "Purchaser Balance Sheet"), (b) those incurred in the ordinary course of business consistent with past practice and not required to be set forth in the Purchaser Balance Sheet under GAAP and (c) those incurred in the ordinary course of business since the December 31, 1999 (the "Purchaser Balance Sheet Date") and consistent with past practice and that, if any obligations or liabilities (other than trade payables) had occurred prior to the Purchaser Balance Sheet Date, would not be required to be set forth in the Purchaser Balance Sheet under GAAP and (d) those incurred in connection with the execution of this Agreement. None of the liabilities set forth on the Purchaser Balance Sheet is subject to any prepayment penalty or similar charge.

         4.5. ABSENCE OF CERTAIN CHANGES. Since the Purchaser Balance Sheet Date, there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Purchaser; (b) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Purchaser, or any direct or indirect redemption, purchase or other acquisition by Purchaser of any of its shares of capital stock; (c) any material amendment or change to Purchaser's Certificate of Incorporation or Bylaws; or (d) any negotiation or agreement by Purchaser to do any of the things described in the preceding clauses (a) through (c) (other than negotiations with Seller and its representatives regarding the transactions contemplated by this Agreement).

         4.6. LITIGATION. Except as set forth in Section 4.6 of the Purchaser Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim or arbitration, or to the knowledge of Purchaser investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser. There is no judgment, decree or order against Purchaser or, to the knowledge of Purchaser, any of its respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Purchaser. All litigation to which Purchaser is a party (or, to the knowledge of Purchaser, threatened to become a party) is disclosed in Section 3.6 of the Purchaser Disclosure Schedule.

         4.7. PERMITS AND AUTHORIZATIONS. Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Purchaser to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Purchaser Authorizations") and no suspension or cancellation of any Purchaser Authorization is pending or, to the best of Purchaser's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Purchaser Authorization would not have a Material Adverse Effect on Purchaser. Purchaser is not in material violation of any Purchaser Authorizations. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, will neither cause Purchaser to be in material violation or default under any such Purchaser Authorization, nor entitle any other party to any such Purchaser Authorization to terminate or modify such Purchaser Authorization.

         4.8. COMPLIANCE WITH LAWS. Purchaser has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Purchaser.

         4.9. BROKER'S AND FINDERS' FEES. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.10. PURCHASER STOCK. The Purchaser Stock, which will be delivered under Section 1.4, when issued on the Closing Date in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. Purchaser Common Stock issuable upon the conversion of the Purchaser Series D Stock ("Conversion Stock") has been reserved for issuance. When issued in compliance with the provisions of this Agreement, the Certificate of Incorporation, as amended, and the Delaware General Corporation Law, the Conversion Stock will be validly issued, fully paid and nonassessable, and will be free of any liens; provided, however, that the Purchaser Stock and the Conversion Stock may be subject to restrictions on transfer under state and/or federal securities laws, lock-up agreements or as otherwise required by such laws at the time a transfer is proposed.

         4.11. RESTRICTIONS ON BUSINESS ACTIVITIES. To the knowledge of Purchaser, there is no agreement, judgment, injunction, order or decree binding upon Purchaser which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or presently planned future business practice of Purchaser, any acquisition of property by Purchaser or the overall conduct of business by Purchaser as currently conducted or as presently proposed to be conducted by Purchaser that could reasonably be expected to have a Material Adverse Effect on Purchaser. To the knowledge of Purchaser, Purchaser has not entered into any agreement under which Purchaser is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         4.12. FINANCIAL STATEMENTS. Purchaser has provided to Seller a true, correct and complete copy of Purchaser's audited financial statements for each of the fiscal year ended March 31, 1999, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the nine (9) month period ended December 31, 1999 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Purchaser Financial Statements accurately set out and describe the financial condition and operating results of Purchaser as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

         4.13. TITLE TO PROPERTY. Except as set forth in Section 4.13 of the Purchaser Disclosure Schedules, Purchaser has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, necessary to Purchaser's business as presently conducted, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, except for such Liens which could not reasonably be expected to result in a Material Adverse Effect to Purchaser. The plants, property and equipment of Purchaser that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Purchaser are reflected in the Purchaser Balance Sheet to the extent that GAAP requires the same to be reflected. All real property leased by Purchaser is subject to leases which are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such events of default which could not reasonably be expected to result in a Material Adverse Effect on Purchaser. All equipment owned or leased by Purchaser is, taken as a whole, (a) adequate for the conduct of Purchaser's business, consistent with its past practice, and (b) in good operating condition (ordinary wear and tear excepted).

         4.14. EMPLOYEE MATTERS. Purchaser is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices and is not engaged in any unfair labor practice. There are no pending claims against Purchaser under any workers compensation plan or policy or for long term disability. Purchaser has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Purchaser, threatened, between Purchaser and any of its employees, including but not limited to any claims of sexual harassment, which controversies have or could reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser is not party to any collective bargaining agreement or other labor unions contract nor does Purchaser know of any activities or proceedings of any labor union or other group to organize any such employees.

         4.15. INTERESTED PARTY TRANSACTIONS. Except as otherwise disclosed on the Purchaser Financial Statements or on Section 4.15 of the Purchaser Disclosure Schedule, Purchaser is not indebted to any director, officer, employee or agent of Purchaser (except for amounts due as normal salaries and bonuses), and no such person is indebted to Purchaser.

         4.16. MINUTE BOOKS. The minute books of Purchaser have been made available to Seller, and such minute books contain a true and complete summary of all actions of directors and stockholders at meetings thereof or actions by written consent since the time of incorporation of Purchaser through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

         4.17. REPRESENTATIONS COMPLETE. Purchaser has delivered or made available to Seller true and complete copies of each document that exists and is the possession or control of Purchaser and has been requested in writing by Seller or its counsel in conjunction with their legal and accounting review of Purchaser. To the knowledge of Purchaser, none of the representations or warranties made by Purchaser herein or in any Schedule hereto including the Purchaser Disclosure Schedule, or certificate furnished by Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 5

5. ADDITIONAL AGREEMENTS.

         5.1. NON-COMPETITION AGREEMENTS. Prior to the Closing, Seller will use best efforts to cause David Lindrum and Herbert Hilderley to execute and deliver to Purchaser Non-Competition Agreements substantially in the form of EXHIBIT D attached hereto (the "Non-Competition Agreements").

         5.2. OPTIONS AND WARRANTS. Prior to the Closing, Seller will use its best efforts and take all actions necessary to cause the exercise or cancellation of all options and warrants to purchase stock or securities of Seller.

         5.3. LOCK-UP AGREEMENTS; MANNER OF SALE REQUIREMENTS. If requested by the managing underwriter in connection with any public offering of Purchaser Stock or any other securities of Purchaser, the Seller Shareholders shall agree not to offer, sell, contract to sell, or otherwise dispose of any of the Purchaser Stock during the period beginning on the date that Purchaser executes an underwriting agreement with respect to such public offering and continuing to and including 180 days following the completion of the public offering, provided that the terms of such agreements shall be no less favorable than the terms of corresponding agreements signed by Purchaser's management or substantially all holders of Purchaser Preferred Stock.

         5.4. EMPLOYMENT AGREEMENTS; RESTRICTED STOCK AGREEMENTS. At the request of Purchaser, Seller will use its best efforts to ensure that certain key personnel of Seller, including David Lindrum and Herbert Hilderley enter into mutually agreeable employment agreement, the form of which is attached hereto as EXHIBIT E (each an "Employment Agreement"). At the request of Purchaser, David Lindrum and Herb Hilderley will enter into restricted stock agreements, the form of which is attached hereto as EXHIBIT F (each a "Restricted Stock Agreement") under which, if such employee ceases to be employed by Purchaser during a specified period of time following the Effective Date, a portion of the Purchaser Common Stock held by employee shall be forfeited as to non-vested shares of Purchaser Common Stock or repurchased as to vested shares of Purchaser Common Stock.

         5.5. SHAREHOLDERS' REPRESENTATIVE. The Seller Shareholders hereby appoint David Simon to act as the Shareholders' Representative in connection with this Agreement and all other agreements entered into in connection with the Sale. The holders of a majority of the Purchaser Stock may appoint a successor Shareholder's Representative upon delivery of a notice in accordance with
Section 10.1 of this Agreement.

SECTION 6

6. CONDITIONS TO THE SALE.

         6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE SALE. The respective obligations of each party to this Agreement to consummate and effect this Agreement, the

"Transaction Agreements" (which includes the Escrow Agreement, the Non-Competition Agreements, the Employment Agreements, and the Restricted Stock Agreements), and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) APPROVAL. This Agreement and the Sale shall have been duly approved and adopted by the Board of Directors of Purchaser and Seller. This Agreement and the Sale shall have been duly approved and adopted by holders of a majority of the shares of the capital stock of Seller. This Agreement and the Sale shall have been duly approved and adopted by holders of the required number of shares of capital stock of Purchaser.

               (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Sale, which makes the consummation of the Sale illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

               (c) GOVERNMENTAL APPROVAL. Purchaser and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Sale and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under applicable federal and states securities laws.

         6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller and the Seller Shareholders to consummate and effect this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Purchaser in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Purchaser in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

               (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Purchaser, taken as a whole.

               (c) GOOD STANDING. Seller shall have received a certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Closing Date that Purchaser has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

               (d) OFFICER'S CERTIFICATE. Purchaser shall have delivered to Seller a certificate, executed by a senior officer of Purchaser on behalf of Purchaser, certifying that the statements in 6.2(a) and (b) are true and correct as of the Closing Date.

               (e) PURCHASE PRICE. At Closing, Purchaser shall transfer to the Seller (i) shares of Purchaser Common Stock and (ii) shares of Purchaser Series D Stock as described in Section 1.4(a) above, and subject to the Escrow Agreement described in Section 1.7 above.

               (f) OPINION OF COUNSEL. At Closing, Seller shall receive an opinion of in-house counsel of Purchaser substantially in the form attached as EXHIBIT G.

               (g) AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT AND STOCKHOLDER AGREEMENT. At Closing, the Seller Shareholders who shall become holders of Purchaser Series D Stock as a result of the liquidation of Seller shall become party to those agreements as applicable.

         6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Seller and the Seller's Shareholders in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Seller and the Seller's Shareholders in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) and (ii) Seller and the Seller Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

               (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Seller.

               (c) NON-COMPETITION AGREEMENTS. Each of the persons set forth in
Section 5.1 above shall have executed a Non-Competition Agreement.

               (d) SECRETARY OF STATE CERTIFICATE. Purchaser shall have received a certificate or certificates of the Secretary of State of the State of Florida and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Closing Date that Seller has filed all required reports, paid all required fees due to Florida Secretary of State, and taxes, and is, as of such date, active and authorized to transact business as a domestic corporation.

               (e) PRESIDENT'S CERTIFICATE. Seller shall have delivered to Purchaser a certificate, executed by the President of Seller, certifying that the statements in 6.3(a) and (b) are true and correct as of the Closing Date.

               (f) ASSIGNMENT OF INVENTIONS BY EMPLOYEES & CONSULTANTS. Except as set forth on Section 6.3(f) of the Seller Disclosure Schedule, Seller shall have secured valid written assignments from all employees, former employees, consultants and independent contractors who contributed in any way to the creation or development of Intellectual Property of the rights to such contributions that Seller does not already own by operation of law.

               (g) PROTECTION OF INTELLECTUAL PROPERTY. Seller shall have taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Seller shall require each employee, former employee, consultant and independent contractor to execute an agreement concerning proprietary information and investors substantially in Purchaser's standard forms and all current and former employees, consultants and independent contractors of Seller shall have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Seller by or to a third party shall be governed by the terms of a written agreement between Seller and such third party. All use, disclosure or appropriation of Confidential Information not owned by Seller shall be governed by the terms of a written agreement between Seller and the owner of such Confidential Information or, if no written agreement exists, Seller shall certify to Purchaser that such use, disclosure or appropriation shall be by otherwise lawful means.

               (h) OPINION OF COUNSEL. Purchaser shall have received an opinion of counsel to Seller (which counsel shall be reasonably acceptable to Purchaser) in the form attached as EXHIBIT H.

               (i) OPTIONS AND WARRANTS. All options and warrants to acquire any capital stock or securities of Seller issued and outstanding as of the date of this Agreement shall have been cancelled, exercised or shall have expired and to the extent necessary Seller shall have withheld any necessary taxes as required under the Code or any provision of applicable state, local or foreign tax laws.

               (j) ESCROW AGREEMENT. The Seller Shareholders shall have executed the Escrow Agreement attached as EXHIBIT B.

               (k) EMPLOYMENT AGREEMENT. Each of the persons set forth in
Section 5.4 above shall have executed an Employment Agreement.

               (l) RESTRICTED STOCK AGREEMENT. Each of the persons set forth in
Section 5.4 above shall have executed a Restricted Stock Agreement.

               (m) AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT AND STOCKHOLDER AGREEMENT. At Closing, each Seller Shareholder receiving Purchaser Series D Stock upon the liquidation of Seller shall execute the amended and restated investors' rights agreement and stockholder agreement, as applicable.

               (n) CLOSING STATEMENT. At Closing, Seller shall deliver the Closing Statement.

               (o) POSSESSION OF THE ASSETS. At Closing, Seller shall deliver the Assets to Purchaser as provided in Section 1.5(b).

               (p) INSTRUMENTS OF TRANSFER. At Closing, Seller shall deliver a duly executed bill of sale, assignment and assumption agreement and such other assignments or transfers necessary to transfer the Assets to Purchaser, including without limitation, an assignment of all domain names of Seller (collectively, the "Instruments of Transfer").

SECTION 7

7. TERMINATION, AMENDMENT AND WAIVER.

         7.1. TERMINATION. At any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the Sale by the Seller Shareholders, this Agreement may be terminated and the Sale may be abandoned:

               (a) by mutual consent duly authorized by the Boards of Directors of each of Purchaser and Seller;

               (b) by either Purchaser or Seller, if, without fault of the terminating party the Closing Date shall not have occurred on or before March 31, 2000 (or such later date as may be agreed upon in writing by the parties);

               (c) by Purchaser, if Seller shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Seller of written notice of such breach, provided that Purchaser is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

               (d) by Seller, if Purchaser shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Purchaser of written notice of such breach, provided that Seller is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

         7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 9.4 (Public Disclosure; Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section
7.2 shall remain in full force and effect and survive any termination of this Agreement.

         7.3. EXPENSES AND TERMINATION FEES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense.

         7.4. AMENDMENT. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties.

SECTION 8

8. ESCROW AND INDEMNIFICATION.

         8.1. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Closing Date shall survive the consummation of the Sale and continue until the first anniversary of the Closing Date. All other covenants shall continue without expiration. All representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Sale and continue until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 2.14, 2.15, 2.16 and 2.18 shall survive until the expiration of the applicable statutes of limitation and the representations and warranties contained in Sections 2.1, 2.2 and 2.4 shall survive without expiration.

         8.2. INDEMNIFICATION AND DAMAGES.

               (a) Subject to the limitations set forth in this Section 8, from and after the Closing Date, the Seller Shareholders shall protect, defend, indemnify and hold harmless

Purchaser and its respective affiliates, officers, directors, employees, representatives and agents (Purchaser and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Seller or Seller Shareholders contained in this Agreement, including any exhibits or schedules attached hereto, which becomes known to Purchaser. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Person. Any liability of the Seller Shareholders pursuant to Section 8 shall be on a proportionate basis.

               (b) All Damages recoverable under this Section 8.2 shall be recoverable from shares of Purchaser Series D Stock and Purchaser Common Stock deposited into escrow pursuant to Section 1.7 in addition to any other available remedies. Claims for Damages, and release of shares from escrow, shall be governed by the terms of the Escrow Agreement attached as EXHIBIT B.

         8.3. DAMAGES CAP AND THRESHOLD.

               (a) Notwithstanding the foregoing, the maximum liability of the Seller Shareholders under this Agreement shall be no greater than the lesser of $6,185,000 or the value of 282,884 shares of Purchaser Stock (valued at the time of the resolution of the Claim).

               (b) Notwithstanding the foregoing, Purchaser may not seek indemnification under this Section 8 until Damages in the aggregate amount in excess of $30,000 are payable.

SECTION 9

9. POST CLOSING COVENANTS.

         9.1. BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions and agreements under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         9.2. CONSENTS; COOPERATION. Each of Purchaser and Seller shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or Seller in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Sale required under any applicable federal, state, local or foreign laws.

         9.3. ACCESS TO INFORMATION. Seller shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during normal business hours during the period of five years after the Closing Date to (a) all of Seller's properties, books, contracts, commitments and records and (b) all other information concerning the business, properties and personnel of Seller as Purchaser may reasonably request. Seller agrees to provide to Purchaser and its accountants, counsel and other representatives, copies of internal financial statements promptly upon request.

         9.4. PUBLIC DISCLOSURE; CONFIDENTIALITY.

               (a) Unless otherwise permitted by this Agreement, Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by law including, without limitation, federal securities laws.

               (b) Neither Purchaser, Seller nor the Seller Stockholders or the directors, officers, employees and representatives of such parties will disclose to any person (other than investors, attorneys, accountants or other advisors in connection with the Sale) the terms, conditions or other facts with respect to this Agreement or any discussions among the parties, except as may be required in connection with compliance with applicable laws, including any required disclosure under the federal or state securities laws. Each party acknowledges that it is aware, and will advise its directors, officers, employees and representatives who are informed of the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information of the type which is the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell such securities.

         9.5. PURCHASE OF PURCHASER COMMON STOCK IN INITIAL PUBLIC OFFERING. The parties agree to negotiate in good faith, subject to approval by Purchaser's managing underwriter, an arrangement under which the Selling Shareholders receiving Purchaser Common Stock or Purchaser Series D Stock will be entitled to purchase their pro rata share of up to $500,000 of Purchaser Common Stock in connection with the initial public offering of Purchaser Common Stock.

         9.6. TAXES. Seller shall pay all Taxes arising out of the transfer of the Assets and shall pay all Taxes in connection with Seller's operations of the Business. In addition, Seller shall pay any and all Taxes in connection with Seller's misfiling, non-filing or late filing of any Tax Return. Purchaser shall not be responsible for any Taxes of any kind related to any period ending on or prior to the Closing.

         9.7. LIQUIDATION OF SELLER. As promptly as practical after Closing, the officers of Seller shall take all necessary steps to liquidate Seller. Upon the liquidation of Seller, the officers of Seller shall distribute the Purchaser Stock to the Seller Shareholders as set forth on EXHIBIT A. To effectuate the distribution, the officers of Seller shall deliver the certificates of Purchaser Stock, accompanied with stock powers executed in blank, to Purchaser, and instruct Purchaser to reissue certificates to the Seller Shareholders in the amounts set forth on EXHIBIT A. Purchaser shall then deliver the reissued certificates to the Seller Stockholders except for those shares of Purchaser Stock to be placed in escrow pursuant to Section 1.7.

         9.8. USE OF SELLER NAME. As of the Closing and thereafter, Seller and the Seller Shareholders shall not use the name "MetaText" or any of the trademarks, trademark rights, tradenames, tradename rights or service marks of Seller (collectively, the "Marks"), nor any expansions, contractions or derivations thereof, nor any other name; or trade dress confusingly similar thereto; provided, however, that Seller may continue to use the Marks after the date hereof solely for the purpose of conducting such administrative functions generally as are necessary to wind up and terminate its business. Upon the request of Purchaser, Seller shall remove all signs and advertising, and shall destroy all stationery, brochures, advertising pieces, binders, notebooks, manuals, forms, business cards, audio and video media and other materials that refer to or include the Marks. Notwithstanding the foregoing, if not otherwise transferable, Seller hereby grants to Purchaser the sole and exclusive right to use its name and the Marks in perpetuity.

         9.9. RELEASE OF SECURITY INTERESTS. Upon the repayment of the Shareholder Debt, Dan Broughton agrees to release any and all Liens on any of the Assets as promptly as practical and to prepare and file any necessary termination statements with any Governmental Entity.

         9.10. ALLOCATION OF CONSIDERATION. The parties agree that as promptly as practical after Closing, the parties shall negotiate an allocation of the Purchase Price to the Assets and each party shall file all Returns including Form 8594 in a manner consistent with the allocation. Purchaser will propose a preliminary Form 8594 once the Closing Statement becomes available and submit such Form 8594 to the President of Seller for his review and concurrence.


SECTION 10

10. GENERAL PROVISIONS.

         10.1. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

               (a) if to Purchaser, to:

                         netLibrary, Inc.
                         3080 Center Green Drive

                         Boulder, Colorado  80301
                         Attn:  President and CEO
                         Facsimile No.:  303-381-8700
                         Telephone No.:  303-381-8701

                         with copies to:

                         netLibrary, Inc.
                         3080 Center Green Drive
                         Boulder, Colorado  80301
                         Attn:  General Counsel
                         Facsimile No.:  303-381-8999
                         Telephone No.:  303-381-8731

               (b) if to Seller and/or Shareholders' Representative, to:

                         MetaText, Inc.
                         1107 Poinsettia Avenue
                         Orlando, Florida  32804
                         Attn: David Lindrum
                         Facsimile No.: _____________
                         Telephone No.: (407) 425-3222

                         with copies to:

                         Smith, Mackinnon, Greeley, Bowdoin
                         Edwards, Brownlee & Marks, P.A.
                         255 South Orange Avenue, Suite 800
                         Orlando, Florida  32801
                         Attn:  John Greeley
                         Facsimile No.:   407-843-7300
                         Telephone No.:  407-843-2448

                         Capital Strategies Group, Inc.
                         37 North Orange Avenue, suite 750
                         Orlando, Florida  32801
                         Attn: David Simon
                         Facsimile No.: (407) 426-9987
                         Telephone No.: (407) 422-5400

         10.2. INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. The phrase "made available" in this

Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         10.4. ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement, the Transaction Agreements and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including Attachments, Exhibits, Schedules (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         10.5. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

         10.6. REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.7. GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of Boulder County, Colorado.

         10.8. RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.9. AMENDMENTS AND WAIVERS . Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon the parties and their respective successors and assigns.

                            [Signature Page Follows]

         Seller and Purchaser have executed this Asset Purchase Agreement as of the date first written above.

SELLER:                                     METATEXT, INC.


                                            By: /s/ DAVID LINDRUM
                                               --------------------------------
                                               Name:  David Lindrum
                                               Title: President

PURCHASER:                                  NETLIBRARY, INC.


                                            By: /s/ ROBERT W. KAUFMAN
                                               --------------------------------
                                               Name:  Robert W. Kaufman
                                               Title: President and CEO

SELLER SHAREHOLDERS:

                                                /s/ DAN BROUGHTON
                                               --------------------------------
                                               Dan Broughton

                                                /s/ DAVID LINDRUM
                                               --------------------------------
                                               David Lindrum

                                                /s/ HERBERT HILDERLEY
                                               --------------------------------
                                               Herbert Hilderley

                                                /s/ PAULA LINDRUM
                                               --------------------------------
                                               Paula Lindrum

                                                /s/ DAVID SIMON
                                               --------------------------------
                                               David Simon